EXHIBIT: 99.1

Letter to Plastic2Oil Stockholders from Richard Heddle, Chief Executive Officer

NIAGARA FALLS, NY, May 5, 2015 (GLOBENEWSWIRE)

To our valued Plastic2Oil, Inc. (PTOI) stockholders:

I am pleased to provide you with this update regarding the business of Plastic2Oil, Inc. (P2O). As you know, on January 2, 2015, we announced that we had contracted to sell up to six processors to EcoNavigation LLC upon the completion of a pilot study. Shortly afterward, EcoNavigation presented P2O with several promising opportunities and currently P2O and EcoNavigation are involved in multiple, complex negotiations for the potential sale and implementation of P2O processors with several end-users and organizations.

P2O and EcoNavigation began discussions with a firm in the southern U.S. regarding a development project that has the potential for the deployment of more than 30 processors over the proposed project development period. This project has required significant attention from the P2O, EcoNavigation, and O’Brien & Gere project opportunity team. Assuming P2O consummates the deal, the anticipated testing requirements will be a three to five day run of the firm’s specific feedstock. If testing is successful, we are expecting an initial purchase order for 12 processors for phase one of the project. In light of this new opportunity presented by EcoNavigation and the expanded scope of our relationship, we have agreed to extend our agreement with EcoNavigation for an additional ninety days under our current terms.

In addition to the above, a third opportunity for a three processor site, located in the northern states, is being worked on by the above mentioned project opportunity team, and is very close to completion. EcoNavigation continues final negotiations and work on structuring and financing.

Although there can be no assurance that our current negotiations will result in definitive agreements or successful sales, I am personally optimistic and so I wanted to share this information with you. I encourage all investors to review P2O’s periodic filings made with the Securities and Exchange Commission in order to keep apprised of any further developments.

Lastly, I am also pleased to inform you that P2O intends to engage O’Brien & Gere (www.OBG.com), one of the leading EPC consulting firms, for these upcoming opportunities. O’Brien & Gere’s Advanced Manufacturing business should provide us the capability to scale-up our technology and integrate it into a fully operational manufacturing facility. In addition, its full-service engineering capabilities, project management and control system integration round out our capabilities to deliver efficient and cost-effective solutions to our customers.

I want to offer my personal thanks for the regular and extremely valuable contributions made by our employees, management, Board of Directors and investors. I also look forward to seeing you and sharing with you further developments at our 2015 annual stockholders meeting, which is being planned for late this summer. Formal notice and other details of the meeting will be presented in our proxy statement that will be made available to our stockholders and filed with the Securities and Exchange Commission.

Sincerely,

Richard Heddle, President & CEO

About Plastic2Oil

Plastic2Oil, Inc. (“P2O”) is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. The Company’s patent-pending Plastic2Oil® (P2O®) process is a commercially viable, scalable proprietary process designed to provide immediate economic benefit for industry, communities and government organizations with waste plastic recycling challenges. For further information, please visit www.plastic2oil.com.

With its revolutionary P2O technology, P2O has pioneered a process that has the ability to change the way the world handles waste plastic and plastic recycling. P2O is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration.

The Company is also committed to the creation of green employment opportunities and a reduction in the cost of plastic recycling programs for municipalities and business.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes at http://www.otcmarkets.com/stock/PTOI/quote.

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of Plastic2Oil, Inc. (the “Company”) and its projects, sales, vendor and customer contracts, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements.

The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on March 31, 2015.